Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187, 333-60578, 333-162036, 333-162037, 333-162049, 333-190626 and 333-193713) on Form S-8 of Diebold, Incorporated and subsidiaries, of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Diebold, Incorporated.

Our report dated March 3, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Diebold, Incorporated did not maintain effective internal control over financial reporting as of December 31, 2013, because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state material weaknesses related to Diebold, Incorporated's controls over indirect taxes and communication and India system adoption and account reconciliation process have been identified and included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A(b) of Diebold, Incorporated December 31, 2013 annual report on Form 10-K.

/s/  KPMG LLP

Cleveland, Ohio
March 3, 2014